	Company Contact:	Maggie Feeney
Executive Vice President and
Chief Financial Officer
Final:		Cache, Inc.
(212) 575-3206

	Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE REPORTS THIRD QUARTER FISCAL 2012 RESULTS
Company Updates Fourth Quarter Guidance

New York, New York – November 6, 2012 – Cache, Inc. (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen (“third quarter”) and thirty-nine week periods (“first nine months”) ended September 29, 2012.

For the 13-week period ended September 29, 2012:
●
Net sales decreased 5.9% to $45.8 million from $48.7 million in the third quarter of fiscal 2011. Comparable store sales declined 2.9%, following a 5.7% increase in comparable store sales in the third quarter of fiscal 2011;

●	Gross profit decreased 25.8% to $14.7 million, or 32.0% of net sales, compared to $19.8 million, or 40.6% of net sales, in the third quarter of fiscal 2011;
●	Operating loss totaled $8.1 million, as compared to an operating loss of $3.0 million in the third quarter of fiscal 2011; and
●
Net loss totaled $6.4 million or ($0.49) per share, which included a $1.3 million charge or $0.10 per share for an increase in the tax valuation allowance against net deferred tax assets. This compares to a net loss of $1.8 million or ($0.14) per share last year

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “Our third quarter results were at the better end of our revised expectations, prior to an increase in the tax valuation allowance. Third quarter results were negatively affected by an unfavorable response to our summer and fall sportswear assortments, as well as an increase in the valuation allowance of $1.3 million against net deferred tax assets. We have identified the actions that we believe are necessary to bring about a positive change in our business.  We are working expeditiously to intensify our offerings of sophisticated fashions which our customers look for in our brand.  At the same time, we continue to maximize strong selling categories such as dresses and generate solid increases in our e-commerce sales.  Our search to identify a new President is well underway and we believe that we are on track to achieve our targeted savings of $3 million in fiscal 2013.  While we remain cautious as we enter the final quarter of the year, we are confident in our strategies, which we expect to enable us to improve our sales and margin trends as we enter 2013.”

For the 39-week period ended September 29, 2012:
●
Net sales increased 1.5% to $163.4 million from $161.0 million in the first nine months of fiscal 2011. Comparable store sales increased 4.0%, as compared to an increase of 6.4% in the first nine months of fiscal 2011;

●	Gross profit decreased 8.6% to $63.2 million, or 38.7% of net sales compared to $69.2 million, or 43.0% of net sales, in the first nine months of fiscal 2011;
●	Operating loss totaled $8.5 million, as compared to an operating loss of $143,000 million in the first nine months of fiscal 2011; and
●
Net loss was $6.6 million or ($0.51) per share, which included a $1.3 million charge or $0.10 per share for an increase in the tax valuation allowance against net deferred tax assets, compared to net income of $205,000 or $0.02 per diluted share in the first nine months of fiscal 2011.

Gross profit for the third quarter of fiscal 2012 was $14.7 million, or 32.0% of net sales, compared to $19.8 million, or 40.6% of net sales, in the third quarter of fiscal 2011. For the first nine months of fiscal 2012, gross profit was $63.2 million, or 38.7% of net sales, compared to $69.2 million, or 43.0% of net sales, in the first nine months of fiscal 2011. The decrease in gross margin in the third quarter and first nine months of fiscal 2012 was primarily driven by increased markdowns, as compared to the same periods in fiscal 2011.

In total, operating expenses for the third quarter of fiscal 2012 were $22.8 million, unchanged from the prior year quarter.  As a percentage of net sales operating expenses increased to 49.7% compared to 46.9% of net sales, in the third quarter of fiscal 2011. For the first nine months of fiscal 2012, total operating expenses were $71.7 million, or 43.9% of net sales, compared to $69.3 million, or 43.1% of net sales, in the first nine months of fiscal 2011. The increase in total operating expenses for the first nine months of fiscal 2012 primarily reflected increased marketing expenses and e-commerce related costs, which were partially offset by lower depreciation expense, as compared to the same period in fiscal 2011.

At September 29, 2012, cash and marketable securities totaled $16.4 million, compared to $24.4 million in cash and marketable securities at October 1, 2011. Total inventory at cost increased 7.1% at September 29, 2012, as compared to the prior year period.

A table summarizing financial results follows:

	Thirty-Nine Weeks Ended		Thirteen Weeks Ended
	Sept. 29,	Oct. 1,	Sept. 29,	Oct. 1,
	2012	2011	2012	2011

	($ thousands, except for per share data, share numbers and store count)

Net Sales	$163,417	$161,024	$45,789	$48,659
Operating loss	(8,455)	(143)	(8,109)	(3,042)
Net income (loss)	$(6,553)	$205	$(6,376)	$(1,822)

Basic earnings (loss) per share	$(0.51)	$0.02	$(0.49)	$(0.14)
Diluted earnings (loss) per	$(0.51)	$0.02	$(0.49)	$(0.14)

Per share – Tax valuation allowance	$(0.10)	$--	$(0.10)	$--

Diluted earnings (loss) per share
Excluding – Tax valuation allowance	$(0.41)	$0.02	$(0.39)	$(0.14)

Basic weighted average shares outstanding	12,882,000	12,831,000	12,892,000	12,849,000

Diluted weighted average shares outstanding	12,882,000	12,859,000	12,892,000	12,849,000

Number of stores open, at end of period	262	279	262	279

Store Information

During the third quarter, the Company closed two locations, ending the period with 262 stores in operation. For fiscal 2012, the Company expects to open no new additional stores and since September 29, 2012 the Company has closed one additional location. Accordingly, the Company expects to end fiscal 2012 with approximately 261 locations and 525,000 square feet in operation.

2012 Outlook

For the fourth quarter of fiscal 2012, the Company currently expects comparable store sales to be flat or to increase in the low-to-mid single-digit range. This follows a 12.4% increase in comparable store sales in the fourth quarter of fiscal 2011. The Company currently expects fourth quarter fiscal 2012 net earnings per diluted share in the range of $0.01 to $0.03, exclusive of any potential asset impairment costs and potential tax valuation allowance. In the fourth quarter of fiscal 2011, the Company reported net income of $0.15 per diluted share, or $0.12 per diluted share excluding tax valuation allowance reversal, store impairment charges and gain on note payable settlement.

Conference call information

The Company announced that it will conduct a conference call to discuss its third quarter fiscal 2012 results today, November 6, 2012 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available at 7:30 p.m. Eastern Time on November 6, 2012 until 11:59 p.m. Eastern Time on November 13, 2012 and can be accessed by dialing (877) 870-5176 and entering PIN number 402811.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 261 stores, primarily situated in central locations in high traffic, upscale malls in 42 states, the Virgin Islands and Puerto Rico.

Forward-Looking Statements

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, the ability to successfully recruit a new President, reliance on foreign manufacturers, dependence on management, dependence on vendors and distributors, material weakness in our internal controls, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 29,	December 31,	October 1,
ASSETS	2012	2011	2011

Current assets:
Cash and equivalents	$10,374,000	$22,509,000	$13,816,000
Marketable securities	3,009,000	4,008,000	7,563,000
Certificate of deposits - restricted	3,000,000	3,000,000	3,000,000
Receivables, net	2,294,000	3,403,000	2,304,000
Income tax receivable	245,000	162,000	-
Inventories, net	23,806,000	22,075,000	22,232,000
Prepaid expenses and other current assets	2,068,000	1,572,000	5,323,000
Total current assets	44,796,000	56,729,000	54,238,000

Equipment and leasehold improvements, net	20,522,000	18,937,000	20,651,000
Intangible assets, net	102,000	102,000	102,000
Other assets	10,708,000	8,877,000	9,380,000

Total assets	$76,128,000	$84,645,000	$84,371,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$10,974,000	$9,565,000	$11,777,000
Note payable	-	-	1,463,000
Accrued compensation	1,420,000	2,579,000	1,306,000
Accrued liabilities	9,609,000	10,217,000	8,697,000
Total current liabilities	22,003,000	22,361,000	23,243,000

Other liabilities	9,628,000	11,487,000	12,280,000

Commitments and contingencies

STOCKHOLDERS' EQUITY

Common stock	166,000	165,000	165,000
Additional paid-in capital	48,671,000	48,419,000	48,346,000
Retained earnings	35,455,000	42,008,000	40,132,000
Treasury stock, at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders' equity	44,497,000	50,797,000	48,848,000

Total liabilities and stockholders' equity	$76,128,000	$84,645,000	$84,371,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	39 Weeks Ended	39 Weeks Ended
	September 29,	October 1,
	2012	2011

Net sales	$163,417,000	$161,024,000

Cost of sales, including buying and occupancy	100,176,000	91,829,000

Gross profit	63,241,000	69,195,000

Expenses
Store operating expenses	57,727,000	55,996,000
General and administrative expenses	13,969,000	13,342,000
Total expenses	71,696,000	69,338,000

Operating loss	(8,455,000)	(143,000)

Other income (expense):
Interest expense	-	(38,000)
Interest income	62,000	68,000

Loss before income taxes	(8,393,000)	(113,000))

Income tax benefit	(1,840,000)	(318,000)

Net income (loss)	$(6,553,000)	$205,000

Basic earnings (loss) per share	$(0.51)	$0.02

Diluted earnings (loss) per share	$(0.51)	$0.02

Basic weighted average shares outstanding	12,882,000	12,831,000

Diluted weighted average shares outstanding	12,882,000	12,859,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	September 29,	October 1,
	2012	2011

Net sales	$45,789,000	$48,659,000

Cost of sales, including buying and occupancy	31,128,000	28,899,000

Gross profit	14,661,000	19,760,000

Expenses
Store operating expenses	18,268,000	18,463,000
General and administrative expenses	4,502,000	4,339,000
Total expenses	22,770,000	22,802,000

Operating loss	(8,109,000)	(3,042,000)

Other income (expense):
Interest expense	-	(7,000)
Interest income	20,000	24,000

Loss before income taxes	(8,089,000)	(3,025,000)

Income tax benefit	(1,713,000)	(1,203,000)

Net loss	$(6,376,000)	$(1,822,000)

Basic loss per share	$(0.49)	$(0.14)

Diluted loss per share	$(0.49)	$(0.14)

Basic weighted average shares outstanding	12,892,000	12,849,000

Diluted weighted average shares outstanding	12,892,000	12,849,000